AFFIDAVIT of UNDERSTANDING - EMPLOYMENT AGREEMENT

This Affidavit is intended to make clear my understanding of the Employment Agreement with ASI Aviation, Inc. (COMPANY) which I signed on March 7, 2016.

I hereby declare I understand that payments described in **Part 5. Compensation** of the Employment Agreement which includes Base Salary and Performance Bonuses in Compensation Parts 5.1 and 5.2, respectively, are intended to be payable <u>only</u> upon the consummation of the IPO. Further, I do not expect any payment of such Compensation will be received until after that time. Additionally, I understand such Compensation will not be earned nor received <u>at any time pre-IPO funding</u> for either my Base Salary or any Performance Bonus for which I would be eligible per the Employment Agreement.

ACKNOWLEDGEMENT OF AFFIDAVIT:

[signature]
Signature

B. B. SAHAY
Printed Name

5-31-2016
Date

CERTIFICATE OF AFOREMENTIONED AFFIDAVIT:

County of Fairfax
Commonwealth of Virginia

The foregoing affidavit was acknowledged before me this 31st day of May, 20 16 by
B B Sahay
(Name of person acknowledging affidavit)

Notary Public's signature: [signature]

Notary Public's printed name: Danette Lynn Penenburgh

My commission expires: March 31, 2019

DANETTE LYNN PENENBURGH
NOTARY PUBLIC
MY COMMISSION NUMBER 7661779
COMMONWEALTH OF VIRGINIA